Exhibit 99.1


NEWS RELEASE

CompleTel Europe N.V.                    Contact Information: Carson Kuhn
Kruisweg 609                             Kuhnparis@carsongroup.com
2132 NA Hoofddorp
The Netherlands                          in Europe:
+31 20 666 1701                          Jacques Dalmas or Patrick de Borredon
                                         Kuhn Partners
(ParisBourse: CTL)                       Tel: +33 (01) 53 43 00 00

(NASDAQ: CLTL)                           in the U.S.:
                                         Sylvie Repeczky
FOR IMMEDIATE RELEASE                    The Carson Group
July 27, 2000                            Tel: +1 (212) 707-0686


                   COMPLETEL EUROPE REPORTS 83% REVENUE GROWTH
                               OVER FIRST QUARTER


o Second quarter revenues increased 83 percent to ?5.5 million over 1Q00 o Total on-net switched voice revenues exceeded ?1.0 million in 2Q00. o Total Internet and data revenues grew to ?2.3M from ?1.6million
o Cumulative orders for services grew to 924 from 483 over 1Q00, an increase of 91 percent over 1Q00 o Additional 201 kilometers of fiber network deployed bringing total local loop network to 726 kilometers.

PARIS, July 27, 2000 -- CompleTel Europe N.V. (ParisBourse: CTL; NASDAQ: CLTL), a facilities-based provider of switched local telecommunications and Internet services to business end-users and carriers in Western Europe, today reported second quarter revenues of ?5.5 million compared with ?3.0 million for the quarter ending March 31, 2000. Net loss for the quarter amounted to ?27.1 million, or ?0.17 per diluted share, compared with a loss of ?97.3 million for the previous quarter, or ?0.77 per diluted share. The substantial change is primarily a result of a non-cash compensation gain of ?7.5 million at June 30 2000, compared with a non-cash compensation charge of ?69.7 million at the end of the previous quarter. Adjusted EBITDA for the quarter, defined as Earnings Before Taxes, Depreciation and Amortization and other non-cash gains or losses, totaled a negative ?21.3 million compared with a negative ?15.3 million for 1Q00.

Commenting on the quarterly results, William H. Pearson, President and Chief Executive Officer, stated, "This quarter, we exceeded our revenue and network growth targets, as well as our financial and operational goals. These results confirm our focus on execution and represent an accomplishment of the entire CompleTel team. We believe that over time the financial markets will continue to validate our strategy as they look for sustainable long term business models, strong execution and a clear route to profitability."

Financial details :
Revenue for the second quarter of 1999 was ?0.3 million, with net loss of ?9.7 million or ?0.09 per ordinary share on a pro-forma basis, since the shares were not publicly traded in 1999. Adjusted EBITDA amounted to a negative ?7.2million. Switched revenue increased during the quarter to ?1.0 million at June 30, 2000 from ?0.7 million in the first quarter, while non-switched Internet and data revenues grew to ?2.3 million from ?1.6 million, a 44 percent gain over the previous quarter. Carrier revenue rose 83 percent to ?1.1 million in 2Q00 from ?0.6 million in 1Q00. Internet dial-up collection services and other indirect services revenues grew to ?1.1 million during 2Q00 from ?0.1 million in 1Q00. For the quarter, CompleTel reported revenues of ?3.6 million in France, and ?0.5 million in Germany, with the remaining ?1.4 million generated by the company's Internet related services business in London. In addition to raising ?547.4 million through an Initial Public Offering in 1Q00, CompleTel completed a ?200 million high yield bond offering in April, 2000. Cash and cash equivalents including restricted cash at June 30 amounted to ?629 million. Capital expenditures for the quarter totaled ?60.7 million compared with ?34.5 million in the previous quarter.

David E. Lacey, Chief Financial Officer, commented, " Direct sales margins for CompleTel this quarter totaled about 50 percent. Gross margins were flat, as expected, due to the rapid expansion of our network and local inter-connections and the related fixed operating costs which will be absorbed with increased sales. He further added, "with the completion of our bond offering in the second quarter, we believe we have the financial resources to fully fund our current plan of establishing metropolitan networks in 17 cities in France and Germany and Internet data related services in 18 cities, including London".
Operational achievements:
With operations commencing in Nice in the second quarter, CompleTel's network rollout proceeded on track with 11 markets now operational, including Paris, Lyon, Lille, Marseille, Toulouse, Grenoble, Munich, Nuremberg, Berlin and Essen. During the second quarter, CompleTel's network utilization quadrupled to 23 million on-net minutes from approximately 6 million in 1Q00. In addition, new on-net signed customers grew 88 percent over the first quarter, an increase of 251 from 286 in 1Q00, reaching an aggregate number of 537 on-net customers at the end of 2Q00. Total connected on-net customers increased to 287 from 117 in 1Q00 and from 45 in 4Q99. Strong sales efforts translated into a solid customer influx of retail customers, carriers and Internet providers (ISP/IAP). CompleTel's headcount grew to 564 in the quarter, up from 465 in the first quarter, as the Company continued to successfully attract new employees.

Founded in 1998, CompleTel is deploying metropolitan fiber-optic networks in 17 markets in France and Germany and business-oriented, Internet-related services in 18 markets, including London, directly connecting customers to CompleTel's fiber-rich local networks. Registered in The Netherlands, CompleTel has its headquarters office in Paris.

NOTE: The information contained in this press release contains "forward-looking statements" within the meaning of the U.S. Federal Securities Law. Such statements are based on the current expectations of the management of CompleTel Europe only, and performance is subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements. Such risks include, but are not limited to, adverse regulatory, technological or competitive developments, decline in demand for the company's services or products, inability to timely develop and introduce new technologies, products and services, pressure on pricing resulting from competition, unforeseen construction delays, and failure to receive on a timely basis necessary permits or other governmental approvals, and failure to obtain any necessary financing which could cause the actual results or performance of the company to differ materially from those described herein. For a more detailed discussion of such risks and uncertainties affecting the company other factors please refer to the company's prospectuses and 10-K,10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission.





















Paris office: Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie cedex, FRANCE Telephone : +33 1 72 92 20 00 ; Fax : +33 1 72 92 26 19 ;
Website : www.completel.com

         COMPLETEL EUROPE N.V. AND SUBSIDIARIES

         CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Stated in thousands of Euros, except share and per share amounts) (Unaudited)


                                                                Three Months Ended June 30,     Six Months Ended June 30,
                                                                -----------------------------   --------------------------
                                                                    2000            1999           2000          1999
                                                                -------------   -------------   -----------   ------------
REVENUES
                                                                Euro  5,494     Euro    295    Euro   8,466   Euro    295
OPERATING EXPENSES:
     Network costs                                                    5,551             402           8,562           521
     Selling, general and administrative                             17,247           6,132          30,374         9,586
     Management fees to affiliated party                              4,033           1,002           6,150         1,858
     Non-cash compensation changes                                   (5,431)            175          64,229           206
     Depreciation and amortization                                    4,231             265           7,177           388
                                                                -------------   -------------  -------------  ------------

         Total operating expenses                                    25,631           7,976         116,492        12,559
                                                                -------------   -------------  -------------  ------------

OPERATING LOSS                                                      (20,137)         (7,681)       (108,026)      (12,264)

OTHER INCOME (EXPENSE):
     Interest income                                                  9,115             965           9,559         1,465
     Interest expense, net of capitalized interest                   (6,644)         (2,726)         (8,512)       (3,896)
     Foreign exchange loss and other expense                        (10,508)           (246)        (18,451)         (246)
                                                                -------------   -------------  -------------  ------------

         Total other income (expense)                                (8,037)         (2,007)        (17,404)       (2,677)
                                                                -------------   -------------  -------------  ------------

NET LOSS BEFORE INCOME TAXES                                        (28,174)         (9,688)       (125,430)      (14,941)

INCOME TAX PROVISION                                                     --              --              --            --
                                                                -------------   -------------  -------------  ------------

NET LOSS BEFORE EXTRAORDINARY ITEM                                  (28,174)         (9,688)       (125,430)      (14,941)

EXTRAORDINARY ITEM - Gain on early                                    1,053              --           1,053            --
      extinguishment of debt                                    -------------   -------------  -------------  ------------

NET LOSS                                                        Euro(27,121)    Euro (9,688)   Euro(124,377)  Euro(14,941)
                                                                =============   =============  =============  ============

BASIC AND DILUTED LOSS PER ORDINARY SHARE                       Euro  (0.17)    Euro  (0.09)   Euro   (0.88)   Euro (0.16)
                                                                =============   =============  =============  ============

WEIGHTED AVERAGE NUMBER OF ORDINARY                             157,413,060     105,357,165     142,116,796    90,871,245
   SHARES OUTSTANDING                                           =============   =============  =============  ============

ADJUSTED EBITDA                                                 Euro(21,337)    Euro (7,241)   Euro (36,620)  Euro(11,670)
                                                                -------------   -------------  -------------  ------------


                      CONSOLIDATED CONDENSED BALANCE SHEETS
                         (Stated in thousands of Euros)
                                   (Unaudited)


                                                                                      June 30,    December 31,
                                                                                        2000          1999
                                                                                     -----------  --------------


                                       ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                      Euro550,419   Euro 57,115
     Cash held in escrow                                                                 78,254           --
     Customer accounts receivable                                                         6,647         1,709
     Affiliate receivables                                                                  --            304
     Prepaid expenses, VAT receivables and other current assets                          27,309        14,677
                                                                                       --------      --------

           Total current assets                                                         662,629        73,805
                                                                                       --------      --------

LONG-TERM ASSETS:
     Property and equipment, net                                                        180,626        91,946
     Licenses and other intangibles, net                                                  4,149    `    4,557
     Deferred financing costs, net                                                       20,079         5,082
     Other long-term assets                                                                 997           818
                                                                                       --------      --------
           Total long-term assets                                                       205,851       102,403
                                                                                       --------      --------
TOTAL ASSETS                                                                        Euro868,480   Euro176,208
                                                                                    ===========   ===========


                        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Network vendor payables                                                        Euro 50,680   Euro 28,593
     Accrued liabilities and trade accounts payable                                      40,679        22,536
     Affiliate payables                                                                   1,659         2,412
                                                                                       --------      --------

           Total current liabilities                                                     93,018        53,541
                                                                                       --------      --------

LONG-TERM DEBT                                                                          275,071        79,596
                                                                                       --------      --------

NET SHAREHOLDERS' EQUITY                                                                500,391        43,071
                                                                                       --------      --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          Euro868,480   Euro176,208
                                                                                    ===========   ===========
